Exhibit 10.6

[UNOFFICIAL TRANSLATION INTO ENGLISH]

Employment Agreement

made and signed on July 7, 2014

Between:  Brain Research and Development Services, Ltd.

19 Hartum, Jerusalem

Hereinafter:  (“the Company”)

Of the one part

And between:  Levy Hadar ID 25176884

Address:

Hereinafter:  (“the employee”)

Of the second part

Whereas:                                          The employee wishes to work at the Company and/or the Company Brainsway Inc., a Company controlling the Company and/or the Company Brainsway Ltd (hereinafter: “the parent Company”), as defined below and inconsideration for his work shall receive payment from the Company.

And whereas:                    The Company wishes to employ the employee and both wish to regulate the terms as stated for the employment at the Company and all of the terms of the employment agreement and its provisions (“the agreement”).

Accordingly it as agreed as follows:

1.  The Employment

1.1                                                                               The employment of the employee shall begin on September 14, 2014 (“the start date of employment”).  The employee will be employed full-time, 45 hours per week, everyday, Sunday-Thursday between the hours of 09:00-18:00.  The employment of the employee will be in the position of VP finance or any other position at a similar level as required by the Company.  The employee undertakes to carry out his undertakings and duties as shall be imposed upon him by the Company from time to time.

1.2                                                                               The work will be carried out Sunday-Thursday, at the work hours determined at law.  The weekly day of rest of the employee will be Saturday.

1.3                                                                               The employee agrees hereby that the Company has the right at its exclusive and absolute discretion to reduce the scope of his position in the Company, and accordingly to pro rate the consideration paid to him under this agreement.  The employee hereby waives any contention of significant deterioration in terms of employment in respect of reduction of the scope of his employment at the Company as stated in this clause.

1.4                                                                               The employee undertakes to dedicate the entirety of his time, his attentions, his ability and his efforts exclusively for performance of his duties in the Company and undertakes not to engage, as employee or in any other manner in any business, commercial and/or professional activity, for pay or without, for the period of his employment, including after the hours of work, on weekends, or on vacation, without the consent in advance and in writing of the Company.  For the sake of removal of doubt, it is hereby clarified that the provisions of this clause shall not detract from the liabilities of the employee as described in Appendix B which is attached hereto.

1.5                                                                               Any of the parties may cancel this agreement at any time by notice in writing of 60 days in advance (hereinafter:  “the advanced notice”).

1.6                                                                               Notwithstanding that stated above, the Company shall be entitled to cease the employment of the employee immediately or to reduce the period of the advance notice, whether given by the Company or by the employee, and provided that in such instance the employee will be entitled to compensation in the value of the basic wage as stated in Appendix A as though he was employed by the Company through the end of the advance notice period as stated in Clause 1.4 above.

1.7                                                                               In the event that the employee resigns without fulfilling the obligation of advance notice, the employer is entitled to deduct from any amount due to the employee, as compensation agreed in advance, an amount equal to the ordinary wage which the employee would have received for the period of the advance notice in which he did not work.  This, without detracting from the right of the Company to claim from the employee in the stead of the agreed compensation, the damages which were actually caused to it by the employee not fulfilling his duty to provide advance notice.

1.8                                                                               Notwithstanding that stated above, and without detracting from its rights under this agreement, the Company shall be entitled to terminate the employment of the employee without the need for advance notice and without detracting from any remedy to which the Company is entitled at law and/or under the agreement, upon the occurrence of one or more of the following instances: (1) The employee embezzled company funds, (2) The employee fundamentally breached this agreement, (3) The employee carried out or was involved in an act, action or omission constituting breach of fiduciary duty against the Company, (4) The employee breached discipline, (5) The conduct of the employee caused heavy damages to the Company, (6) The employee was convicted of a crime, (7) The employee is unable to fulfill his position of the Company for a period exceeding 90 consecutive days. Return to work for period shorter than 15 days consecutively shall not end the consecutive 90 days as mentioned.

1.9                                                                               The employee shall not have any right to withhold assets of the Company, its equipment or any other material including information and secret information as defined in Appendix B to this agreement (hereinafter:  “company equipment”) in his possession.  The employee will return to the Company all of the Company equipment in his possession not later than the date of the termination of the employer-employee relations and upon his departure for a vacation in excess of 30 days (including maternity leave or vacation in respect of advance notice) - prior to departing for vacation as stated or within seven days of the demand to do so from the Company.

2.  Consideration

In consideration for the work in the Company and fulfillment of the provisions of this agreement and subject to that stated in this agreement including its appendices, the employee will be entitled to wage, terms and benefits as specified in Appendix A attached.

3.  Confidentiality, Non-compete and Ownership in Inventions

Together with the signature upon this agreement, the employee will sign upon an undertaking towards the Company in connection with confidentiality, non-competition and rights in inventions in favor of the Company and any subsidiary or parent company, attached hereto as Appendix B.

4.  Representations and Undertakings

The employee declares and undertakes a follows:

4.1                                                                               That he does not have and did not have in the past any claim against the Company and/or the parent Company in respect of cessation of services to the Companies prior to the date of commencement of the employment and he hereby waives, by irrevocable and informed waiver, any contention and/or claim against the Company and/or the parent Companies arising from a cause of action involving his employment at the Company and/or provision of services to the Company and/or the parent Companies up to the date of this agreement.

4.2                                                                               That he is not bound in any undertaking or other agreements whatsoever preventing him from committing in accordance with the provisions of this agreement and acting the thereunder.

4.3                                                                               That to the best of his knowledge he is not breaching any rights and/or undertakings towards his previous employer.

4.4                                                                               That he has the ability, the skills and the knowledge required for fulfillment of the position in accordance with the provisions of this agreement.

4.5                                                                               That he will notify the Company, immediately without delay, of any matter or issue for which he has or may have, or his close family, a personal matter and/or may cause a conflict of interests with his position and work in the Company.

4.6                                                                               That he will not receive any payment and/or other benefit from any third party in direct or indirect connection with his work at the Company.  If the employee breaches this clause, then without detracting from the rights of the Company under this agreement and at law, the amount and/or the benefit as stated shall be the property of the Company and will be delivered to its possession and the Company shall be entitled to deduct this amount or the value of the benefit from any amount due to the employee from it.

4.7                                                                               That in the framework of performance of his position at the Company he will not make and/or he will not represent any representation and will not commit on behalf of the Company and will not undertake any undertaking and/or will not grant any guarantee on behalf of the Company, save at the instruction of the Company and/or its managers and/or his supervisors, exclusively, in writing and in advance.

4.8                                                                               That he agrees and confirms that from time to time he may be required to travel and to stay overseas in the framework of his position.

4.9                                                                               That in certain exceptional instances where it shall be necessary, at the decision of the management of the Company, the employee shall participate in a polygraph examination.

4.10                                                                        That he undertakes to make use of the equipment of the Company solely and exclusively for performance of his work and in the framework of his position and that he is aware and he agrees that the Company may carry out inspection in the offices of the Company and the computers of the Company including the transmission of email and the manner of the use of the Internet and the contents of any of these.  For the sake of removal of doubt it is clarified hereby that the findings of the inspection shall be the exclusive property of the Company.

4.11                                                                        That in any event of cancellation of this agreement for any reason whatsoever, the employee will cooperate with the Company and will to the best of his ability assist the Company in an orderly transfer of his position in the Company and provide proper instruction to his intended replacement in the position.

5.  General Provisions

5.1                                                                               This agreement and all of the appendices attached thereto constitute the full agreement between the parties thereto and supersede any agreements, offers, understandings and arrangements made prior, whether orally or in writing, if any were made, between the parties in connection with the subject of this agreement.

5.2                                                                               Any change and/or addition to this agreement will bind the parties to the agreement and be valid towards them only if made in writing and signed by the parties.

5.3                                                                               The Israeli Law shall apply to this agreement and it shall be interpreted according to it.  The regional labor court in Tel Aviv shall have sole and exclusive jurisdiction in any matter arising from this agreement or related to it.

5.4                                                                               The non-validity and/or cancellation and/or invalidation of any of the individual provisions of this agreement and its appendices shall not prejudice the complete validity of the remaining provisions of this agreement and its appendices.

5.5.                                                                            The employee confirms and declares that he has thoroughly read and understands all of the provisions of this agreement and its appendices, that he accepts these provisions without reservation and he signs upon the agreement and the appendices willingly and with full consent.

5.6                                                                               Any notice which was sent from one party to the other at the address of the party as determined in the heading to this agreement or any other address which the party shall have notified upon in accordance with the provisions of this clause, by registered post or personal delivery will be deemed as received, when sent by registered post, four business days after its delivery to the post office and if delivered personally, upon its delivery, and provided that confirmation of delivery is received.

IN WITNESS WHEREOF, the parties had signed.

/s/ Uzi Sofer	/s/ Hadar Levy
Brain Research & Development Services, Ltd.	The Employee
By: Uzi Sofer	Hadar Levy
Position: CEO

[company stamp]

Appendix A - Consideration

1.  Wage

In respect of his full-time work at the Company, the employee will be entitled to a gross monthly wage of NIS 21,000 (“the basic wage”) and starting on March 1, 2015, he shall be entitled to a gross monthly wage of NIS 23,000.

In the framework of his work, the employee will receive a vehicle equivalent to a Mazda 6 or similar at the request of the employee and subject to approval of the CEO, for use at work.

The employee will be entitled at the end of each 12 months to a bonus of up to two monthly wages at the discretion of the CEO and the attainment of targets which shall be determined.

2.  Insurance Policy

Starting on the date of commencement of employment, subject to directives which shall be determined from time to time by the income tax commission, the Company shall insure the employee with a “Managers Insurance Plan” (hereinafter:  “managers insurance”) and will transfer as follows:  1) The Company will pay an amount equal to 6% of the basic wage together with overtime hours of the employee into managers insurance for the employee (hereinafter:  “share of the Company”), and will deduct 5% of the basic wage together with the overtime hours of the employee (hereinafter:  “share of the Employee”) and will pay this amount into the managers insurance for the employee (the division of the components of the managers insurance into savings and risk will be determined at the discretion of the employee.  2) The Company will pay an amount equal to 8 1/3% of the basic wage of the employee into a severance pay fund.

The employee hereby directs the Company to transfer into the managers insurance the amount constituting the share of the employee and the employer from each payment of his monthly wage.  From the sake of removal of doubt, in the event that the employee shall accumulate a cumulative amount in the fund which exceeds the minimum amount determined in the income tax order, the surplus amount will be deemed as income for tax purposes.

Continuing Education Fund

Starting on the date of commencement of work, subject to the instructions which shall be determined from time to time as directed by the income tax commission, the employee and the employer will transfer 2.5% and 7.5% respectively from the basic wage of the employee together with overtime hours into a continuing education fund.

3.  Release of Funds

3.1                                                                               Without detracting from the right of the Company at law and/or under this agreement, the managers insurance plan will be transferred to the employee, subject to applicable law and fulfillment of all of the undertakings of the employee as towards the Company upon termination of the employment of the employee for any reason with the exception of circumstances of termination as stated in Clause 1.7 of the agreement.

3.2                                                                               It is clarified hereby that under Article 14 of the Severance Pay Law-1963 (hereinafter in this clause:  “the law”) and the general approval regarding payments of employers into pension funds and insurance funds in the stead of severance pay attached to this agreement (hereinafter:  “the approval”), the amount which shall be accumulated for the employee in the insurance policy during the course of his work at the Company and until the date of termination of employment, will come in the stead of severance pay.

Under the provisions of the approval, the employer hereby waives any rights he may have to a return of the funds which he paid, save if the employee was denied severance pay subject to the circumstance described in this agreement and in Articles 16 and 17 of the law and to such extent as was denied, the employee withdrew the funds from the pension fund or the insurance fund other than for an entitling event.  For this matter, “Entitling Event” - death, disability or retirement at the age of 60 or more.

4.  Vacation, Sick Pay and Recuperation Pay

Subject to the provisions of the Annual Vacation Law - 1951 (“Annual Vacation Law”), the employee will be entitled to a 21-workday vacation in respect of each 12 months of employment and provided that the vacation as stated is credited to the employee only in the following 2 years of employment.  If the employee has not utilized the number of vacation days due to him during the course of a work year, he shall be entitled to redeem unutilized workdays in accordance with the provisions of the Annual Vacation Law.  It is clarified that the dates of the vacation shall be determined by the Company in coordination with the employee.

The dates of the departure for vacation will be determined by the Company in accordance with its possibilities and needs and when possible, taking into account the desires of the employee.  The Company will be entitled to enact a uniform annual vacation for its employees, all or part thereof, for some of the vacation days or all of them, as it shall deem fit.

Sick pay and recuperation pay will be paid at law.

5.  Taxes

The Company will withhold or will obligate the employee in taxes and/or any other obligatory payments as required at law in connection with or arising from the consideration paid to the employee and/or received by him and in connection with any benefits to which the employee is entitled or maybe entitled.

Appendix B - Deed of Undertaking

Whereas:                                          Brain Research & Development Services Ltd. (hereinafter:  Brain Research & Development Services Ltd. and each of its subsidiaries, parent companies or associated companies - “the Company”) seeks to employ the employee subject to provision of this undertaking (hereinafter:  “the undertaking”).

And whereas:                    Hadar Levy, ID Number 25176884 of       Street (hereinafter: “the employee”), seeks to engage under terms of employment as stated.

Accordingly, the employee declares and undertakes towards the Company as follows:

1.                                      Confidential Information

The employer recognizes that he shall have access to confidential information, to information related to the activity of the Company and technologies related to the Company, research, development of products, patents, copyrights, commercial secrets, customers, (including client lists), marketing plans, strategies, forecasts, trade secrets, test results, experiments and trials, formulas, processes, information, knowledge, improvements, inventions, techniques, and products (existing and/or planned).  Information as stated in any form whatsoever, whether document, written, oral, computerized or magnetic media, shall be deemed “confidential information”.

The employee will not disclose during the course of his employment in the Company or at any time thereafter for any reason whatsoever to any person, corporation, partnership or any entity whatsoever, any confidential information, whether orally, in writing or in any other manner, which shall reach the employee or was brought to his awareness in the period of his employment in the Company and including, processes and technologies which serve or shall serve the Company in its business, the methods and results of the research of the Company, technical or financial information, the terms of employment of the employee and of other employees in the Company or any other information known about the business of the Company and any information in connection with customers of the Company unless he has received the consent of the Company in advanced and in writing.

2.                                      Confidential information will be deemed to include all confidential information which was delivered by, for or on behalf of the Company without taking into account its format, with the exception of information which the employee can prove has become public knowledge other than as a result of the breach of this undertaking by the employee.

3.                                      The employee agrees that all of the memoranda, the books, the lists, the reports (including all types of media or format), the diagrams, the formulas, the specifications, lists and any other document which was prepared, collected, analyzed, received, held or used by the employee during his employment at the Company, in connection with any stage in the business of the Company or its commercial secrets (hereinafter: “the material”), shall be the exclusive property of the Company and be transferred by the employee to the Company upon termination of the period of his employment or at any time prior thereto or otherwise at the demand of the Company, without the employee maintaining any copies of the aforementioned and without the employee having a right to withhold them.

4                                         Unfair Competition and Prohibited Incitement

The employee agrees that the provisions of this undertaking are reasonable and required for the legal protection of the confidential information of the Company, its property (including its intellectual property) and reputation (“the principal assets of the Company”).  The employee declares that he has thoroughly read the provisions of this undertaking and he understands the results of this undertaking and agrees to that stated therein and that he has estimated for himself the advantages and disadvantages involved in engaging in this undertaking.  Accordingly, the employee undertakes:

That during the course of his employment in the Company and for a period of 12 months thereafter, he will not engage, establish, develop or in any other manner be involved, directly or indirectly, as an employee, owner, partner, agent, shareholder, director, adviser or in any other manner, in any business, occupation, work or any other activity which may reasonably include or be related to use of the principal assets of the Company (as defined above).

That during the course of his employment at the Company and for 12 months thereafter, he shall not incite any employee of the Company or anyone of its subsidiaries, parent Companies or associated Companies to cease his employment with them.

5.                                      Ownership of Inventions

The employee will notify and will deliver to the Company or to whomever is appointed by it, any information, improvement, invention, formula, process, technique, knowledge and information, whether a patent can be registered upon these or not, which was made or raised as an idea or was carried out or was learned by the employee, alone or jointly with others, during his employment at the Company (and including after the work hours, on weekends or on vacation) (all information as stated, improvements, inventions, formula, processes, techniques, knowledge and information will hereinafter be defined as:  “inventions” or “the invention”) and this immediately upon their discovery or receipt of invention, as the case may be.  If the employee was prevented for any reason from delivering the invention at the time of the provision of the notice upon the invention, the employee will notify the Company of the invention and specify in the notice the date at which it shall be delivered to the employer and the reason for its non-delivery immediately, and thereafter, as early as possible the invention itself shall be delivered.

The granting of a notice and delivery of the invention shall be made in writing, together with detailed description of the invention and proper documentation.  The employee agrees that any invention shall be the exclusive property of the Company and its transferees and that the Company and its transferees shall be the sole owners of any patents and other rights in connection with the inventions as stated.  The employee hereby assigns to the Company all of his rights, existing and future, in the inventions as stated.  For the sake of removal of doubt, it is clarified hereby that a lack of a response from the Company with regard to notice regarding an invention or its delivery, shall not be interpreted as waiver of ownership of the invention, and in any event the  invention shall be the property of the Company only.

The employee agrees in connection with all of the inventions indicated above to assist the Company or a party appointed by it, in any suitable manner to receive from time to time and to carry out any act including the implementation and registration of the invention in any manner including by way of registration of a patent for the invention as stated in any country whatsoever and to sign upon all of the documents required for submission for patent over the invention as stated and its implementation, as the Company shall desire, including deeds of assignment of the invention as stated to the Company or persons or entities appointed by it.

The employee will not be entitled, in anything related to that stated above, to any monetary or other consideration beyond that stated in Appendix A to this agreement or beyond that stated in any other special agreement or arrangements in this matter which were made in writing and signed by the Company.  In everything related to that stated above, there shall be no validity to any arrangement, engagement or agreement made orally or made in writing without being lawfully signed by the Company.

6.                                      General

The employee agrees that the provisions of this undertaking, which constitute an inseparable part of the terms of his employment, are reasonable and required for protection of the legitimate interests of the Company in connection with the matter in question in this undertaking.

If any legal forum shall determine that any of the provisions in this undertaking (including rule, paragraph or part thereof) is not valid or unenforceable, such provisions shall be deemed to have been amended to erase from them the parts which were determined as stated are not valid or not enforceable.  Such erasure shall apply only to the requirements and duties noted in the provision as stated in the jurisdiction in which the decision was rendered.  In addition, if it is determined that a certain provision included in this undertaking is too broad with regard to the timeframes indicated therein, geographic scope, activity or subject, it shall be interpreted such that the provision as stated shall be limited and restricted in connection with such characteristic such that the provision shall be enforceable to the greatest extent possible which accords with the law applying as shall be from time to time.

The provisions of this undertaking shall remain fully valid also after termination of the period of the agreement between the Company and the employee for any reason whatsoever.  This undertaking shall not serve in any manner to detract from the undertakings and liabilities of the employee at law.

Signature:	/s/ Hadar Levy

Appendix to Employment Agreement

Between:  Brain Research and Development Services, Ltd.

19 Hartum, Jerusalem

Hereinafter:  (“the Company”)

Of the one part

And between:  Levy Hadar ID

Address:

Hereinafter:  (“the employee”)

Of the second part

Whereas:                                          And the employee began working at the Company on September 14, 2014 and the parties signed upon the employment agreement (hereinafter:  “the employment agreement”).

And whereas:       The parties wish to add and to change certain provisions in the employment agreement as specified in this appendix, which shall apply between the parties and shall be valid as are valid the provisions of the employment agreement for all intents and purposes.

Accordingly it is agreed, stipulated and declared between the parties as follows:

1.                                                                                      It is agreed between the parties that starting on June 1, 2015 the provisions of Clause 1 in Appendix A of the employment agreement shall be replaced with the following:

1.1                                                                               In consideration for his work for the Company, the Company shall pay the employee a monthly wage in a total of NIS 31,644 (hereinafter:  “basic wage”).  In addition, the employee will receive payment in an amount of NIS 7,911 for work of up to 30 overtime hours which he shall carry out (hereinafter:  “the global consideration”).

1.2                                                                               The base wage together with the global consideration shall hereinafter be called in this agreement:  “the determining wage”.

1.3                                                                               The determining wage will be the basis for the provisions for social benefits as stated in this agreement and for severance pay.  It is clarified hereby that any grant and/or bonus and/or participation in expenses and/or refund of expenses and/or any other benefits which the employee will receive (if any) do not constitute part of the determining wage for purposes of social benefits including severance pay and/or provision for the various funds.

1.4                                                                               Nothing in that stated above has the effect of detracting or derogating from the duty of the employee to fulfill the directives of the Company with regard to recording of attendance and hours of work.

2.                                                                                      Subject to that stated in Clause 1 above - the remaining terms of employment of the employee at the Company will remain unchanged.

3.                                                                                      This appendix constitutes an inseparable part of the employment agreement.  It is declared and agreed between the parties that in the event of contradiction between the provisions of this appendix and those of the employment agreement - the provisions of this agreement shall supersede and such provision in this appendix shall come in the stead of the contradictory provision in the employment agreement.

IN WITNESS WHEREOF, the parties have signed to date      , the month of       the year 2015.

/s/ Hadar Levy	/s/ Uzi Sofer
Signature of Employee	Signature of Brain Research & Development Services, Ltd.